                                                                      EXHIBIT 12

                John Deere Capital Corporation and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                            (thousands of dollars)

                                         For the Years Ended October 31,
                              ------------------------------------------------

                             2000       1999      1998     1997      1996
                           --------   --------  -------- --------  --------
Earnings:

  Income before income
    taxes and changes
    in accounting          $ 216,712  $ 235,760 $ 233,534 $ 211,251 $ 206,588
  Fixed charges              447,169    366,102   373,236   330,648   276,726
                           ---------  --------- --------- --------- ---------
    Total earnings         $ 663,881  $ 601,862 $ 606,771 $ 541,899 $ 483,314
                           =========  ========= ========= ========= =========

Fixed charges:

  Interest expense         $ 440,220  $ 360,925 $ 368,381 $ 326,866 $ 273,748
  Rent expense                 6,949      5,177     4,856     3,782     2,978
                           ---------  --------- --------- --------- ---------
    Total fixed charges    $ 447,169  $ 366,102 $ 373,236 $ 330,648 $ 276,726
                           =========  ========= ========= ========= =========

Ratio of earnings to
   fixed charges *              1.48       1.64      1.63      1.64      1.75
                           =========  ========= ========= ========= =========

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"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.